Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 and related Prospectus of Myriad Pharmaceuticals, Inc. for the registration of 24,493,549 shares of its common stock and to the incorporation by reference therein of our report dated September 28, 2009, with respect to the consolidated financial statements included in its Annual Report (Form 10-K) for the year ended June 30, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, UT

February 12, 2010